Exhibit 10.2

2021 AWARD FORMULA

FOR THE

2020 KEY OFFICERS INCENTIVE PLAN

The 2020 Key Officers Incentive Plan (the “Plan”) provides cash Awards to Participants based on achievement of Performance Objectives for a specified Performance Period. Capitalized terms not defined in this document have the meaning ascribed under the Plan.

Participants in the Plan are the Section 16 Officers of the Company. There are separate Award Formulas under the Plan for Corporate Participants and Profit Center Participants. Under both formulas, a Participant’s Award is calculated by reference to the Target Percentage of the Participant’s base salary at the end of the Performance Period. The Award Formulas and each Participant’s Target Percentage are determined by the Committee.

For the Performance Period commencing January 1, 2021 and ending December 31, 2021, Awards under the Plan will be determined by achievement of the following Performance Objectives.

Participant Type	Performance Objectives	Relative Weight
Corporate Participants	Return on Capital Employed (ROCE)	60%
	Cash Flow	40%
Profit Center Participants	Return on Capital Employed (ROCE)	60%
	Free Cash Flow (FCF)	40%

Award Formula for Corporate Participants

ROCE and Cash Flow for Corporate Participants are calculated as follows:

ROCE =	Earnings Before Interest and Taxes (EBIT)
Net Property Plant and Equipment (PP&E) + Working Capital[1,2]

[1]	Quarterly averaging of Net PP&E and Working Capital
[2]	Working Capital, excluding cash and current maturities of long-term debt, as presented on the Company’s December 31, 2021 Consolidated Balance Sheet

Cash Flow =	Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) ± Change in Working Capital[1] + Non-Cash Impairments – Capital Expenditures

[1]	Change in Working Capital, excluding cash and current maturities of long-term debt, from December 31, 2020 to December 31, 2021, as reflected on the Company’s Consolidated Balance Sheets

Achievement of ROCE and Cash Flow targets for Corporate Participants is determined by the Company’s aggregate 2021 financial results. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year will be included in the calculations; however, the ROCE and Cash Flow targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations will be included in the calculations. Financial results will exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities.

ROCE and Cash Flow shall be adjusted for all items of gain, loss or expense for the fiscal year, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 2020 10-K; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

Achievement targets and payout percentages for Corporate Participants’ ROCE and Cash Flow are set forth below. No Awards are paid for ROCE achievement below 30.5% or Cash Flow below $375 million. The ROCE and Cash Flow payouts are each capped at 150%. Payouts will be interpolated for achievement levels falling between those set out in the schedule.

2021 Corporate Targets and Payout Schedule
ROCE			Cash Flow
Achievement	Payout		Achievement		Payout
< 30.5%	0%		<$	375M	0%
30.5%	50%	Threshold		$375M	50%
37.5%	100%	Target		$450M	100%
44.5%	150%	Maximum		$525M	150%

Award Formula for Profit Center Participants

ROCE and FCF for Profit Center Participants are calculated as follows:

ROCE =	EBIT
Net PP&E + Working Capital[1,2]

[1]	Monthly averaging of Net PP&E and Working Capital, adjusted for currency effects.
[2]

Working Capital excludes cash, current maturities of long-term debt, and balance sheet items not directly related to on-going Profit Center activity, such as interest receivable and payable, income taxes receivable and payable, current deferred tax assets and liabilities, and dividends payable.

FCF =	EBITDA (adjusted for currency effects) ± Change in Working Capital[1] + Non-Cash Impairments – Capital Expenditures

[1]

Change in Working Capital from December 31, 2020 to December 31, 2021, excluding cash, current maturities of long-term debt, and balance sheet items not directly related to on-going Profit Center activity, such as interest receivable and payable, income tax receivable and payable, current deferred taxes assets and liabilities, and dividends payable.

Achievement of ROCE and FCF targets for Profit Center Participants is determined by aggregate 2021 financial results for the Profit Centers for which the Participant is responsible. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year will be included in the calculations; however, the ROCE and FCF targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations will be included in the calculations. Financial results will exclude (i) results from non-operating branches, (ii) certain currency and hedging-related gains and losses, (iii) gains and losses from asset disposals, (iv) items that are outside the scope of the Company’s core, on-going business activities or relating to any other special events or change in business conditions, and (v) the impact of corporate allocations.

ROCE and FCF shall be adjusted for all items of gain, loss or expense for the fiscal year, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 2020 10-K; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

Financial results for each Profit Center may include a critical compliance adjustment, ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for critical compliance failures.

Achievement targets and payout percentages for the Profit Center Participant’s ROCE and FCF are set forth below. No Awards are paid for achievement below 75% of the ROCE and FCF targets. The ROCE and FCF payouts are each capped at 150%. The payout will be interpolated for achievement levels falling between those set out in the schedule.

2021 Profit Center Targets

	ROCE Target	FCF Target
Specialized Products + Furniture, Flooring & Textile Products	42.6%	$286.6M

2021 Profit Center Payout Schedule
Achievement		Payout
<75%		0%
75%	Threshold	50%
100%	Target	100%
125%	Maximum	150%

Sample Calculation

For Corporate and Profit Center Participants, the Award is calculated by multiplying the Participant’s salary, Target Percentage, the relative weight of the Performance Objective, and the payout percentage for each Performance Objective. The sample calculation below assumes a Participant with a base salary of $500,000, a Target Percentage of 80%, a ROCE payout of 120%, and a Cash Flow/FCF payout of 80%:

Performance Objective	Participant’s Base Salary	Participant’s Target %	Relative Weight	Payout Percentage	Award
ROCE	$500,000	80%	60%	120%	$288,000
Cash Flow/FCF	$500,000	80%	40%	80%	128,000

				Total Award:	$416,000

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